Exhibit 10.28

600 Grant Street, Suite 975 Denver, Colorado 80203, USA www.global-resource-eng.com

Technical Report Summary

In May 2021, an independent Initial Assessment Report (the “IA”), was prepared by Global Resources Engineering (“GRE”) in accordance with the new SEC Subpart 1300 property disclosure requirements, for the Chandalar placer mine in the Chandalar Gold District in Alaska.

Subsequent to release of the IA, a Revised and Amended Initial Assessment Report (the “RAIA”) was prepared by GRE and has a revised and amended date of February 24, 2023 and an effective date of May 31, 2021. The RAIA did not change the results of the economic analysis.

Both the IA and RAIA completed the economic analysis based on a 0.004 raw troy ounce per bank cubic yard cutoff pit constrained mineral resource that utilized a 0.002 raw troy ounce per bank cubic yard grade shell for grade estimation so there was no change in the economic analysis. However, the RAIA reported the pit constrained mineral resources at a 0.004 raw troy ounce per bank cubic yard cutoff while the IA pit constrained mineral resource used a 0.002 raw troy ounce per bank cubic yard cutoff. This difference caused measured and indicated mineral resources to decrease from 120,000 ounces of fine gold in the IA to 119,000 ounces of fine gold in the RAIA and inferred mineral resources to decrease from 17,000 ounces of fine gold in the IA to 16,000 ounces of fine gold in the RAIA. The RAIA was also revised to include additional information requested by the SEC and to add statements of opinions of qualified persons on the adequacy of sample preparation, security, analytical procedures, and the adequacy of the data.

Using a base case gold price of $1,650, the key economic results of the RAIA with a summarized gold price sensitivity analysis were as follows (A complete copy of the RAIA may be downloaded at https://www.goldrichmining.com/chandalar-gold-district/technical-reports.html):

Parameter	Base Case $1,650 Gold	Gold Price Sensitivity Analysis
		$1,500	$2,000	$2,500
Undiscounted Pre-Tax Net Cash Flow:	$75 million	$57 million	$116 million	$175 million
After-tax NPV@5%(1):	$64 million	$50 million	$92 million	$129 million
After-tax IRR(1):	139%	112%	195%	275%
Undiscounted After-tax Net Cash Flow(1):	$72 million	$57 million	$103 million	$145 million
After-tax Payback Period (years):	1.3	1.4	1.2	1.1
All-in Sustaining Costs:	$799/Au oz.
All-in Costs:	$1,064/Au oz.
Total Operating Costs:	$646/Au oz.

Global Resource Engineering Ltd.	00-GRE

600 Grant Street, Suite 975 Denver, Colorado 80203, USA www.global-resource-eng.com

The RAIA pit-constrained mineral resources for the Little Squaw Creek Placer deposit at a 0.004 raw troy ounce per bank cubic yard cutoff is as follows:

Classification	Resource Volume (1000s bcy)	Raw(1) Gold Grade (troy oz./bcy)	Raw(1) Gold (troy oz)	Fine(2) Gold (troy oz)
Measured	2,609	0.0302	79,000	69,000
Indicated	2,188	0.0265	58,000	50,000
Measured & Indicated	4,797	0.0285	137,000	119,000
Inferred	771	0.0245	19,000	16,000

(1)	Raw Gold - Gold as recovered from the placer deposit, historically 84% gold and 16% other metals like silver and copper (referred to as 840 fine). The Mineral Resource is constrained by a 0.002 raw troy ounce per bank cubic yard grade shell and a 0.004 raw troy ounce per bank cubic yard cutoff (840 fineness) at an assumed gold price of 1,600 $/tr oz, assumed mining cost of 4.50 $/bcy, assumed processing and administrative cost of 7.25 $/bcy, an assumed gold purity of 84%, and pit slopes of 45 degrees. These costs are preliminary estimates (prior to economic analysis).

(2)	Fine Gold - Gold that is 99.99% pure (referred to as 9999 fine).

Dated February 24, 2023

Terre Lane
Principal Mining Engineer

Global Resource Engineering Ltd.	00-GRE